SUMMARY FINANCIAL
STATEMENTS

FOR THE YEAR ENDED

March 31, 2004

SECTION 1                                                           SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY

The Summary Financial Statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with the accounting policies stated in Note 1 to the financial statements applied on a basis consistent with that of the preceding year.

The Government is responsible for the integrity and objectivity of the Summary Financial Statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the Summary Financial Statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with the Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

/s/ Ewald Boschmann Ewald Boschmann Deputy Minister of Finance (Acting)	/s/ Gerry Gaudreau Gerry Gaudreau Provincial Comptroller
September 27, 2004

AUDITOR’S REPORT

On the Summary Financial Statements for the Government Reporting Entity
Province of Manitoba

To the Legislative Assembly of the Province of Manitoba

I have audited the summary statement of financial position of the Province of Manitoba as at March 31, 2004 and the summary statements of revenue and expense, accumulated deficit and cash flow for the year then ended. These financial statements are the responsibility of the Government of Manitoba. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these Summary Financial Statements for the Government Reporting Entity present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2004 and the results of its operations and its cash flow for the year then ended, in accordance with the accounting policies disclosed in Note 1 to the financial statements applied on a basis consistent with that of the preceding year.

If Canadian generally accepted accounting principles had been used in the preparation of the Summary Financial Statements, assets would increase by $986 million, liabilities would decrease by $135 million, the accumulated deficit would decrease by $1.121 billion, revenues would increase by $112 million, and expenses would increase by $103 million.

Winnipeg, Manitoba September 27, 2004	Jon W. Singleton, CA•CISA Auditor General

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF FINANCIAL POSITION

As at March 31, 2004

			($ millions)
			2004	2003
SCHEDULE
	ASSETS
	Cash and cash equivalents (Note 2)		624	712
	Temporary investments (Note 3)		206	228
1	Amounts receivable		746	730
	Inventories		28	27
	Portfolio investments (Note 3)		89	33
2	Loans and advances		632	579
3	Equity in Government enterprises (Note 5)		949	1,369
4	Other long-term investments		7	7
	Deferred charge for non-devolved health care facilities (Note 1A4)		121	133
5	Tangible capital assets		1,945	2,001
	Pension assets (Note 12)		267	151
	Assets of non-devolved health care facilities (Note 1A4)		805	775

	TOTAL ASSETS		6,419	6,745

	LIABILITIES
6	Borrowings		18,042	17,810
	Less:	Sinking funds (Note 6)	(3,024)	(3,939)
	Less:	Debt incurred for and repayable by the Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation	(5,937)	(5,573)

			9,081	8,298
	Less:	Unamortized foreign currency fluctuation	(89)	(81)

	Net borrowings		8,992	8,217
7	Accounts payable, accrued charges, provisions and deferrals		1,890	1,913
	Pension liability (Note 12)		3,571	3,411
	Liabilities of non-devolved health care facilities (Note 1A4)		728	698

	TOTAL LIABILITIES		15,181	14,239

12	ACCUMULATED DEFICIT		8,762	7,494

    Information concerning the Government’s Guarantees, Financial Commitments, Contingencies and Obligations can be found in Notes 7, 8, 9 and 10.

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2004

	($ millions)
	2004	2003
REVENUE
Manitoba Collections:
Retail sales tax	1,064	1,007
Fuel taxes	233	231
Levy for health and education	268	257
Mining tax	22	18
Other taxes	480	461
Fees and other revenue	1,174	1,109
Government Enterprise Transfers (Schedule 3):
Liquor Control Commission	174	166
Manitoba Hydro	—	203
Manitoba Lotteries Corporation	235	266
Income taxes:
Corporation income tax	289	160
Individual income tax	1,720	1,636
Federal transfers:
Equalization	1,414	1,338
Canada Health and Social Transfer	917	756
Medical Equipment Fund	21	16
Health Reform Fund	37	—
Primary Care Transition Fund	7	1
Shared cost and other	320	294

TOTAL REVENUE	8,375	7,919

EXPENSES
Health	3,301	2,955
Education	2,169	2,059
Family Services and Housing	965	930
Community, Economic and Resource Development	1,042	960
Justice and Other Government	753	724
Debt Servicing (Note 14)	329	367

TOTAL EXPENSES (Schedule 11)	8,559	7,995

NET LOSS BEFORE EXTRAORDINARY ITEM	(184)	(76)
Adjustment to estimate for Federal accounting error	—	51

NET LOSS	(184)	(25)
Decrease in equity in government enterprises (Schedule 3)	(420)	(159)

SUMMARY NET LOSS (Schedule 9)	(604)	(184)

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2004

	($ millions)
	2004	2003
Opening accumulated deficit	(7,571)	(7,257)

Tangible capital assets (Note 4A)	(227)	(6)
Deferred revenue (Note 4B)	16	—
Restatement of amortization of assets under construction (Note 4C)	3	—
Recognition of judges accrued pension (Note 4D)	(19)	—
Restatement of Legal Aid private bar fees (Note 4E)	(4)	—
Restatement of School Board debentures (Note 4F)	(433)	—
Net income stabilization account	—	(19)
Restatement of pension liability related to RHA employees	—	(11)
Municipal Tax Sharing	—	(23)
Net assets of devolved health care facilities
Adjustment re: accrual of employee future benefits	—	(7)
Restatement of net assets to liabilities	—	4
Employee future benefits of non-devolved health care facilities	—	(69)
Repurchase of serial debentures	—	1
Summary net loss for the year	(604)	(184)

	(8,839)	(7,571)

Equity in non-devolved health care facilities (Note 1C)	77	77

Closing accumulated deficit (Schedule 10)	(8,762)	(7,494)

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF CASH FLOW

For the Year Ended March 31, 2004

	($ millions)
	2004	2003
Cash and cash equivalents provided by (used in)
Operating activities:
Summary net loss for the year	(604)	(184)
Changes in non-cash items:
Temporary investments	22	(28)
Amounts receivable	(22)	142
Valuation allowance	28	21
Inventories	(1)	(1)
Portfolio investments	(56)	(3)
Accounts payable, accrued charges, provisions and deferrals	(23)	(41)
Pension liability	160	194
Amortization of foreign currency fluctuation	3	17
Amortization of debt discount	8	10
Amortization of investment discounts and premiums	(2)	(14)
Disposal of tangible capital assets	4	13
Restatement of amortization	230	—
Amortization of tangible capital assets	139	130
Adjustment to Accumulated Deficit — Other	(664)	(130)

	(778)	126
Changes in equity in government enterprises	420	159

	(358)	285

Investing activities:
Made	(1,279)	(640)
Realized	542	986
Acquisition of tangible capital assets	(317)	(270)

	(1,054)	76

Financing activities:
Debt issued	3,325	2,853
Debt redeemed	(2,776)	(3,354)
Changes in sinking funds	775	189

	1,324	(312)

Changes in cash and cash equivalents	(88)	49
Cash and cash equivalents, beginning of year	712	663

Cash and cash equivalents, end of year	624	712

SUMMARY FINANCIAL STATEMENTS

NOTES TO THE SUMMARY FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2004

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The Summary Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for senior Governments as recommended by the Canadian Institute of Chartered Accountants (CICA), with the following exceptions:

1)	Material adjustments may result from changes in accounting policy or from the correction of an error which are attributable to and identifiable with prior periods. It is the Government’s practise to reflect the effects of such adjustments in the accumulated deficit. Prior year balances are not restated. If Canadian GAAP had been used to record changes in accounting policies and correction of errors, the comparative figures of the financial statements and the opening balance of the accumulated deficit would have changed.

2)	The process of establishing the completeness and reasonableness of the estimated historical cost of the tangible capital assets is ongoing. Reporting policies are currently being developed and information is being gathered for other expenditures which include infrastructure such as highways, bridges, and land acquired for public use. If Canadian GAAP had been used to record the infrastructure tangible capital assets, management estimates that, at March 31, 2004, the tangible capital assets would increase by $1,138 million, the accumulated deficit would decrease by $1,128 million and expenses would decrease by a net amount of $10 million.

3)	The CICA recommends certain standards for reporting tangible capital assets and net debt. Although the Government has adopted the standards related to tangible capital assets, it has not fully adopted the recommended presentation of net debt. Summary Net Debt (Schedule 12) provides a reconciliation from accumulated deficit to net debt. If Canadian GAAP was used net debt would appear on the Summary Statement of Financial Position and there would be a Summary Statement of Changes in Net Debt.

4)	The Government has adopted a policy of including the assets, liabilities and equity of health care facilities, which have not devolved their ownership to Regional Health Authorities in its financial statements on a combined basis. In 2000/01, the Province began a program of financing the debt for major capital acquisitions of the non-devolved health care facilities. This debt is included as part of the Province’s general purpose borrowings. The related asset for non-devolved health care facilities is recorded as a deferred charge and is amortized over the same period as the term of the debt issue. The annual net income (loss) of the non-devolved health care facilities is recorded in the Summary Statement of Accumulated Deficit instead of the Summary Statement of Revenue and Expense. The assets and liabilities are not adjusted on a basis consistent with the accounting policies of the Government reporting entity. If Canadian GAAP had been used to record these transactions, assets would decrease by $152 million (2003 — $155 million), liabilities would decrease by $135 million (2003 — $146 million), accumulated deficit would increase by $17 million (2003 — $9 million), revenues would increase by $112 million (2003 — $103 million) and expenses would increase by $113 million (2003 — $103 million).

These accounting policies have been developed and are applied in accordance with the provisions of The Financial Administration Act of the Province of Manitoba.

B.	The Reporting Entity

Various funds, Crown organizations and Government enterprises comprising the Government reporting entity are listed in Schedule 8.

SUMMARY FINANCIAL STATEMENTS

The Operating Fund and Special Funds Special Purpose financial statements report amounts recorded as Government revenue, expense on Government programs, the lending and investment of Government funds and the borrowing and repayment of debt.

To be considered a part of the Government reporting entity, an organization must be accountable for the administration of its financial affairs and resources to a minister of the Government, or directly to the Legislature, and must be owned and/or controlled by the Government, as determined by legislative provisions or by a majority holding of voting share capital.

All educational institutions receive most of their financial resources from voted appropriations which are recorded as expenses. Some of these institutions are separately incorporated, not owned or controlled by the Government and are required to report separately on their stewardship. Accordingly, they are not consolidated in these financial statements. Those educational institutions that are consolidated in these financial statements are listed in Schedule 8.

C.	Basis of Consolidation

Crown organizations are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the Government reporting entity. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax and the levy for health and education. Where the fiscal year end dates of Crown organizations are not the same as that of the Government reporting entity and their transactions significantly affect the financial statements, their financial results are updated to March 31.

Government enterprises, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the Government reporting entity. They are reported in these Summary Financial Statements using the modified equity method of accounting without adjusting their accounting policies to a basis consistent with that of the Government reporting entity. The financial results of enterprises are not updated to March 31 where their fiscal year end is not the same as that of the Government reporting entity, except when transactions which would significantly affect the Summary Financial Statements occur during the intervening period. Inter-entity accounts and transactions with Government enterprises are not eliminated, nor are normal operating inter-entity transactions disclosed separately. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3.

All health care facilities are included in the Summary Financial Statements. Certain facilities that were previously owned and operated by health corporations have transferred their ownership and operating control to Regional Health Authorities. These devolved facilities are consolidated on the same basis as Crown organizations. The assets, liabilities and equity of non-devolved health care facilities have not been consolidated herein but are disclosed on a combined basis.

D.	Basis of Specific Accounting Policies

Government of Canada Receipts

Generally, entitlements from the Government of Canada for transfer payments, the transfer having been authorized and any eligibility criteria met, as well as for the Province’s share of individual and corporation income tax pursuant to the Federal-Provincial Tax Collection Agreements are recorded on a cash basis for cash receipts received up to March 31 plus an accrual of prior period adjustments determined before June 30 each year.

Other Revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable. Recoveries of the debt servicing costs on self-supporting debt and revenue earned on investments and advances are recorded as a reduction of debt servicing expense.

SUMMARY FINANCIAL STATEMENTS

Expenses

All expenses incurred for goods or services received are recorded on an accrual basis. Exceptions to this policy involve the acquisition of inventories acquired for the Government’s use that are reflected as expenses when incurred.

Expenses include provisional amounts recorded in anticipation of costs which are quantifiable and have been identified as obligations. Government transfers are recognized as expenses in the period during which the transaction is authorized and any eligibility criteria are met.

Gross Accounting Concept

Revenues and expenses are recorded in gross amounts with the following exceptions:

1)	The municipal share of individual and corporation income taxes, which is collected through the Government of Canada and remitted by the Province of Manitoba to municipalities in accordance with The Provincial-Municipal Tax Sharing Act, is not recorded as revenue or expense. It is reflected as a reduction in individual and corporation income tax revenues.

2)	Refunds of revenue are treated as reductions of current year revenue.

3)	Decreases in valuation allowances previously provided are treated as reductions to expense.

4)	Recoveries of the debt servicing costs on self-supporting debt and revenue earned on investments and advances are recorded as a reduction of debt servicing expense.

Liabilities and Assets

1)	All borrowings are expressed in Canadian dollars and are shown net of sinking funds, unamortized debt issue costs and debt of the Province of Manitoba held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31 adjusted for any forward foreign exchange contract entered for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

2)	The amount of the pension liability is based on actuarial calculations. When actual experience varies from actuarial estimates, the adjustments needed are amortized over the expected average remaining service life of the employee groups.

3)	The year end translation adjustments reflecting the foreign currency fluctuation from the value at the issue date are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call and these gains and losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

4)	Loans, advances and long-term investments are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the related debt issue.

5)	Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during

SUMMARY FINANCIAL STATEMENTS

the year are charged to debt servicing expense. Those expenses incurred in foreign currency are translated at the exchange rate in effect on the transaction date.

6)	Premiums paid on interest rate options are amortized monthly starting from the date the income is received over the period of the applicable agreement. If the option is exercised, the premium is amortized over the period from the date of receipt to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue.

7)	Inventories held for resale are recorded at the lower of cost and net realizable value.

8)	Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

Land	Indefinite
Buildings	25 to 40 years
Vehicles	5 years
Aircraft and vessels
— Aircraft frames	24 years
— Aircraft motors	5 years
— Vessels	24 years
Machinery, equipment and furniture	10 years
Maintenance and road construction equipment	15 years
Computer hardware and software	4 to 15 years
Leasehold improvements	Life of lease

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Certain assets which have historical or cultural value including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Assets under construction are not amortized until the asset is available to be put into service.

9)	Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water, and mineral resources, are not recognized in Government financial statements. A tangible capital asset received as a donation is recorded at its fair market value with the same amount being shown as a deferred contribution which is amortized to revenue on the same basis as the asset is amortized. Where the acquisition cost of a tangible capital asset is shared with other jurisdictions under a shared cost agreement, such contributions are deducted from the cost of the related asset with any amortization calculated on the net amount.

10)	During the 2000/01 fiscal year, the Federal Government created a Health Equipment and Infrastructure Fund for investment in new medical equipment. The Province’s share of this fund was $37 million. Funding from the Health Equipment and Infrastructure Fund has been treated as deferred revenue and will be brought into revenue based on actual purchases of equipment according to a defined schedule.

During the 2002/03 fiscal year, the Federal Government created a Diagnostic and Medical Equipment Fund for investment in new medical equipment. The Province’s share of this fund was $54 million. Funding from the Diagnostic and Medical Equipment Fund has been treated as deferred revenue and will be brought into revenue based on actual purchase of equipment according to a defined schedule.

11)	Guarantees of the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

SUMMARY FINANCIAL STATEMENTS

E.	Use of Estimates

In the preparation of these financial statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. These estimates have been based on management’s best judgements applied to available information.

2.	CASH AND CASH EQUIVALENTS

Cash equivalents are recorded at cost. Market values approximate cost. Investment revenue earned on cash equivalents during the year was $18 million (2003 — $12 million).

3.	TEMPORARY AND PORTFOLIO INVESTMENTS

Temporary investments are recorded at the lower of cost and market value. As at March 31, 2004, the cost of temporary investments was $206 million (2003 — $228 million) with a market value of $206 million (2003 — $228 million). Investment revenue earned on the temporary investments funds during the year was $10 million (2003 — $6 million). Portfolio investments are recorded at the lower of cost and net realizable value. As at March 31, 2004, the carrying value of portfolio investments was $89 million (2003 — $33 million). Portfolio investments earned $2 million during the year (2003 — $2 million).

4.	ADJUSTMENTS TO ACCUMULATED DEFICIT

A.	Tangible Capital Assets

During the year, tangible capital assets acquired in prior fiscal years (cost of $6 million and accumulated amortization of $3 million) were identified and recorded. Accordingly, the accumulated deficit was decreased by $3 million.

During the year, the Province made adjustments to the calculation of the accumulated amortization of the tangible capital assets held by the Manitoba Housing and Renewal Corporation, to be consistent with the Province’s accounting policy. This correction has resulted in a decrease in tangible capital assets of $229 million, a decrease in expenses of $1 million and a corresponding increase in accumulated deficit of $230 million.

B.	Deferred Revenue

During the year, as a result of a change in the designation of certain special funds held by the University of Manitoba from externally restricted funds to internally restricted funds, deferred revenue decreased by $15 million and accordingly the accumulated deficit decreased by $15 million.

Certain Crown organizations adopted a policy of distinguishing restricted contributions from unrestricted contributions. Prior to 2003/04 all contributions were accounted for as restricted contributions. As restricted contributions are recognized as revenue when the related expenses are incurred and unrestricted contributions are recognized as revenue when received, this resulted in a decrease in the accumulated deficit of $1 million.

C.	Amortization of Assets Under Construction

During the year, amortization on assets under construction, recorded by a Crown organization in prior years, was identified and adjusted to zero in accordance with Government policies for these assets. Accordingly, the accumulated deficit was decreased by $3 million.

D.	Judges Pension Adjustment

During the year, an actuarial valuation report of the Government’s liability to the judges under the Supplemental Pension Benefit Plan was completed as at March 31, 2003. In accordance with the formula, the Government’s actuarial liability related to prior fiscal years, of $19 million, was identified and recorded.

SUMMARY FINANCIAL STATEMENTS

Accordingly, the accumulated deficit was increased by $19 million.

E.	Legal Aid Private Bar Fees

During the year, The Legal Aid Service Society of Manitoba changed its accounting policy with respect to private bar fees and disbursements to the accrual basis. Prior to this fiscal year, these fees and disbursements were recognized as expenditures based upon the lawyers billing dates rather than the date of providing the required services. This accounting change has resulted in an increase in accounts payable of $4 million and a corresponding increase in accumulated deficit of $4 million.

F.	Restatement of School Board Debentures

The Province has provided funds to school boards to finance capital acquisitions through loans and in turn has held the school board debentures as portfolio investments. The Province provides funding to the school boards to repay these debentures. Canadian GAAP requires the investment in these debentures to be recorded as a grant. This has resulted in an increase in loans payable to MPIC of $271 million, a decrease in sinking funds of $185 million, an increase in expenses of $23 million and a corresponding increase in accumulated deficit of $433 million.

5.	EQUITY IN GOVERNMENT ENTERPRISES

The category definitions are as follows:

Utility:
An enterprise which provides public utility services for a fee.

Insurance:
An enterprise which provides insurance coverage services to the public for a fee.

Finance:
Enterprises which provide regulatory control and are revenue generating, or enterprises which use economy of scale to deliver goods and services to non-government clients.

Resource Development:
Enterprises charged with the development of various industries and/or the delivery of various goods and services which will assist the provincial economy.

Included in the equity in Government enterprises are equities which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs.

Equity in Government enterprises is comprised of:

	($millions)
	2004	2003
Restricted Equity in Government Enterprises:
Manitoba Hydro-Electric Board	734	1,170
Manitoba Public Insurance Corporation	144	108
Workers Compensation Board	56	75

	934	1,353

Unrestricted Equity in Government Enterprises:
Leaf Rapids Town Properties Ltd	1	2
Manitoba Hazardous Waste Management Corporation	1	1
Manitoba Lotteries Corporation	5	5
Manitoba Product Stewardship Corporation	4	5
Manitoba Public Insurance Corporation	4	3

	15	16

Equity in Government Enterprises	949	1,369

SUMMARY FINANCIAL STATEMENTS

6.	SINKING FUNDS

Sinking funds are recorded at the lower of cost and market value. As at March 31, 2004, sinking funds had a cost of $3,024 million (2003 — $3,939 million) and a market value of $3,261 million (2003 — $4,081 million). Investment revenue earned on the sinking funds during the year was $231 million (2003 — $254 million).

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Minister of Finance may authorize, by directive, the amount, if any, to be allocated to the Province’s sinking fund. The Province’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. In addition, the Province’s sinking fund is invested principally in securities issued or guaranteed by Canadian provinces.

As provided by The Manitoba Hydro Act, the Manitoba Hydro-Electric Board (Hydro) is required to provide, prior to its fiscal year end in each year, amounts for sinking funds which are not less than the sum of i.) 1% of the principal amount of Hydro’s outstanding debt on the preceding March 31 and, ii.) 4% of the balance of cash and book value of securities in the sinking fund at such date. Sinking funds are invested in Government bonds and the bonds of highly rated corporations and financial institutions. Interest earned on money and securities in the sinking fund is paid to Hydro.

The sinking funds are allocated as follows:

	($ millions)
	2004	2003
Province of Manitoba	2,216	2,891
Manitoba Hydro-Electric Board	728	976
Regional Health Authorities	78	70
University of Manitoba	2	2

Total sinking funds	3,024	3,939

Sinking funds are invested as follows:

	($ millions)
	2004	2003
Cash and cash equivalents	460	865
Portfolio investments	2,564	3,074

	3,024	3,939

7.	GUARANTEES

The Government reporting entity has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and other securities. The outstanding guarantees are as follows:

	Authorized	($millions)
	Limit	2004	2003
Canada Mortgage and Housing Corporate Mortgages	1	1	1
Manitoba Business Start Program	5	1	1
Manitoba Agriculture Credit Corporation (Note a)		52	52
Manitoba Housing & Renewal Corporation (Note b)		6	4
Co-operative Loans & Loans Guarantee Board (Note c)	1	0	1
Rural Entrepreneur Assistance Program (Note d)	11	4	4
Manitoba Student Financial Assistance Program (Note e)	20	12	12
Rural Municipality of Richot	1	1	1
Winnipeg Symphony Orchestra Inc.	2	1	1

		78	77
Manitoba Grow Bonds		8	8

Total guarantees outstanding		86	85

SUMMARY FINANCIAL STATEMENTS

The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantee. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees. Provision for future losses on guarantees in the amount of $20 million (2003 — $17 million) has been recorded in the accounts. Debt guaranteed by the Province is guaranteed as to principal and interest until the debt is matured or redeemed.

Note a — The Manitoba Agriculture Credit Corporation has guaranteed loans under the following programs:

Guaranteed Operating Loan Program — guarantees each participating lending institution 12 1/2% of the respective value of loans made under this program.

Manitoba Cattle Feeder Associations Loans Guarantees — for each association guarantee 25% of the loan to a maximum guarantee of $1 million.

Diversification Loan Guarantee Program — guarantees 25% of loans made by participating lenders, for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.

Enhanced Diversification Loan Guarantee Program — eliminated lender pooling of guarantees and the maximum of $3 million for qualifying loans.

Note b — The Manitoba Housing and Renewal Corporation has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.

Note c — The Co-operative Loans & Loans Guarantee Board is empowered to make loans or guarantee loans to co-operative organizations in Manitoba. The terms of these guarantees vary per each guarantee and are subject to change on Board approval.

Note d — The Province provides guarantees on new and expanding small or home business loans, with a five year term.

Note e — The Government guarantees three types of student loans issued in the past ten years:

i.	Guaranteed loans: issued by the CIBC from April 1, 1993 to December 31, 1994. These loans are fully guaranteed should the loan be deemed to be in default.

ii.	Limited risk loans: issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

iii.	Non-risk loans: issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.

8.	FINANCIAL COMMITMENTS

A.	Funding Commitments

The Government reporting entity has approved long-term financial arrangements of various entities wherein indebtedness has been issued that is not guaranteed by the Government, but funding assistance is provided annually from appropriations of the Operating Budget. The Government reporting entity has also made future commitments against appropriations under long-term contracts that cover the rental of tangible capital assets. These financial commitments as at March 31 are as follows:

	Government		($ millions)
Future commitments:	Enterprises	Other	2004	2003
Tangible capital assets, infrastructure and capital grants	151	174	325	348
Rental of tangible capital assets	49	151	200	145
Housing construction and approved mortgages	—	11	11	12

	200	336	536	505

SUMMARY FINANCIAL STATEMENTS

The Government reporting entity has commitments which are not capital in nature, related primarily to future loans and grants and the maintenance of desktop equipment totalling $86 million (2003 — $77 million).

Subsequent to the year end, Manitoba Lotteries Corporation committed to the replacement of video lottery terminals in locations where admittance is age restricted. The estimated cost of these replacements is $75 million.

The Manitoba Hydro-Electric Board made a commitment to commence construction of an office building in downtown Winnipeg on or before September 3, 2007.

The Province has undertaken to expand the Red River Floodway. Through the Manitoba Floodway Expansion Authority Inc., the Province is a party to a funding agreement with the Government of Canada for a $240 million expansion project and has committed to provide $120 million towards the $240 million expansion project.

In December 2001, the Government entered into a funding agreement with the City of Winnipeg and the TN Arena Limited Partnership regarding the True North Entertainment Complex. The Province’s maximum commitment, after Federal Infrastructure contributions, is $14 million (2003 — $14 million). The Province has fulfilled its commitment by contributing $14 million as at March 31, 2004 (2003 — $3 million).

B.	Capital Commitments

The Government has made commitments against future appropriations that cover the purchase or development of tangible capital assets. Funding is provided annually from appropriations of the Capital Budget. These commitments as at March 31 are as follows:

2004
($ millions)
Computer Hardware and Software	1
Construction and Maintenance Equipment	3
Equipment	2

6

9.	CONTINGENCIES

The Government has been named in various legal actions, including treaty land entitlements. No provision has been made at March 31, 2004 in the accounts where the final results are uncertain.

A.	Disaster Financial Assistance

A provision has been made at March 31, 2004 for all flood claims and other disaster financial assistance. The final amount of the Government’s share of these costs under shared cost agreements is uncertain at the date these financial statements were issued.

B.	Northern Development Projects

The Province is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board related northern development projects. The outcome of these claims is not determinable at this time.

10.	TREATY LAND ENTITLEMENT OBLIGATIONS

To meet Manitoba’s obligation under treaty land entitlement (TLE) agreements, approximately 2,351 acres of provincial Crown land will be transferred to Canada for the Rolling River First Nation. This will help strengthen their economic development. Manitoba continues to work with Canada and First Nations on a number of initiatives leading to greater self-government in areas such as land and child and family services delivery.

SUMMARY FINANCIAL STATEMENTS

Manitoba’s obligations under the treaty Land Entitlement Framework Agreement requires the setting aside of 985,949 acres of Crown land. To date 843,650 acres have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, including mines and minerals and other interests normally reserved for the Province under the Crown Land Act or any other statute.

11.	ENVIRONMENTAL ISSUES

There are currently no accounting standards for environmental liabilities recommended for senior Governments by the CICA, other than those that apply to corporate entities related to environmental damage they have created. Because of its role, Government will in all probability assume costs where those responsible cannot or will not accept liability for their actions. The Province is in the process of cataloguing suspected contaminated mine and petroleum sites. This catalogue will include a determination of the liable party, an assessment of the nature and level of contamination, the need for clean-up versus containment, and a quantification of the estimated cost for clean-up. Once standards are established by the CICA for senior Governments for the recognition and disclosure of these liabilities, their application in the Manitoba setting will be reviewed to determine the appropriate accounting treatment. In addition, the Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment.

12.	PENSION PLANS

The Government of the Province of Manitoba supports eight separate pension plans. These include the Civil Service Plan (CSP), the Teachers’ Plan (TP), the Members of the Legislative Assembly Plan (MLAP), the University of Manitoba Pension Plan, the Healthcare Employees Pension Plan (HEPP), the Brandon University Retirement Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP). HEPP offers retirement benefits to employees of health care facilities. The pension plans for the universities of Manitoba and Brandon and HEPP are fully funded. There is no unfunded liability reported by the actuaries of the university pension plans and HEPP.

The Government is required, under the amended provisions of The Balanced Budget, Debt Repayment and Taxpayer Accountability Act, to set aside funds beginning in 2000/01, to address the Government’s unfunded pension liability. The minimum annual contribution must be sufficient to equal the contributions made by employees and teachers hired on or after April 1, 2000. While the minimum contribution for the year ended March 31, 2004 was $17 million (2003 — $9 million), the Government set aside $75 million (2003 — $48 million) in the Pension Assets Fund. These funds are separately invested and maintained in trust accounts with Civil Service Superannuation Board (CSSB) and Teachers’ Retirement Allowances Fund (TRAF) for the Government and are increased by the rate of return of the funds. The Pension Assets Fund’s balance as at March 31, 2004 was $267 million (2003 - $151 million).

The actuarial valuations were based on a number of assumptions about future events, such as interest rates, wage and salary increases, inflation rates and rates of employee turnover, disability and mortality. Information about the economic assumptions used in the most recent actuarial valuations is provided below. Demographic assumptions used in the valuations reflect the experience of the plans.

		Real Rate	Inflation	Investment Rate
Plan	Latest Valuation	of Return	Rate	of Return
Civil Service	December 31, 2001	4.0%	2.75%	6.75%
Teachers’	January 1, 2001	4.0%	3.0%	7.0%
MLA	March 31, 2003	4.0%	2.75%	6.75%
University of Manitoba	December 31, 2001	4.0%	3.0%	7.0%
Brandon University	December 31, 2003	3.5%	2.5%	6.0%
HEPP	December 31, 2003	3.5%	3.0%	6.5%
Judges’ Supplemental	March 31, 2003	3.25%	2.75%	6.0%

SUMMARY FINANCIAL STATEMENTS

The WCFSP was established effective December 29, 2003 and the actuarial valuation of this plan has not yet been completed. During the year, no amendments were made to any of the plans.

The components of the unfunded pension liability and expense are as follows:

	($ millions)
		Pension
	Pension Expense	Liability
	2004	2004	2003
Civil Service Plan
Pension Liability	144	1,497	1,446
Unamortized Net Actuarial Gains		48	55

Teachers’ Plan
Pension Liability	195	2,066	1,926
Unamortized Actuarial Losses		(95)	(48)

Members of the Legislative Assembly
Pension Liability	2	28	29
Unamortized Actuarial Gains		4	3

Judges’ Supplemental Pension Plan	2	21	—

Other Plans	21	2	—

	364	3,571	3,411

The pension liabilities of Government enterprises are disclosed in Schedule 3.

A.	Civil Service Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

As at March 31, 2004, the CSP had approximately 39,800 (2003 — 39,000) participants including active members, retired employees and former employees with entitlements.

Certain amendments to the CSSA were made in 1992 which required that the CSSF establish and fund a separate account in an amount sufficient to cover the Government’s share of pension costs attributable to the 1992 amendments to the CSSA. The CSSF account maintained on behalf of the Government at March 31, 2004 was $34 million (2003 — $30 million).

Effective December 15, 2000, the CSP was amended to include improved benefits. The cost of the plan amendments is fully funded from actuarially determined employee surpluses with no additional cost to the employer. The following describes the current terms of the CSP, with the previous terms indicated within brackets.

The lifetime pension calculation equals 2% of a member’s best five years average yearly pensionable earnings multiplied by pensionable service, minus 0.4% (previously 0.6%) of the average Canada Pension Plan (CPP) earnings for the same period multiplied by pensionable service since January 1, 1966. The CSSA requires that employees contribute 6.0% (previously 5.1%) on pensionable earnings up to the CPP maximum earnings, and 7.0% of pensionable earnings above the maximum. 89.8% of contributions are used to fund basic benefits and 10.2% of contributions are allocated for indexing benefits. Contributions continue until the employee’s retirement or other termination from service. Employee contributions for the year ended March 31, 2004 amounted to $68 million (2003 — $65 million).

SUMMARY FINANCIAL STATEMENTS

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the consumer price index for Canada.

The Government does not make contributions to the CSSF during employees’ service. By legislation, however, it is required to pay 50% of the pension disbursements made from the CSSF. For the year ended March 31, 2004, payments of $85 million (2003 — $79 million) were made to the CSSF.

An actuarial report was completed for CSSF as of December 31, 2001, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $1,545 million as at March 31, 2004 (2003 — $1,501 million), which includes net unamortized actuarial gains of $48 million (2003 — $55 million). The December 31, 2001 report disclosed an actuarial loss of $50 million which will be amortized over the 15 year expected average remaining service life of the employee groups. This actuarial loss has been combined with the actuarial gain from the December 31, 1998 actuarial report. The 2004 combined amortization was a $7 million decrease to expenses (2003 — $7 million).

B.	Teachers’ Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

As at March 31, 2004, the Teachers’ Retirement Allowances Fund (TRAF) had approximately 30,900 (2003 — 29,500) participants including active members, retired teachers and former teachers with entitlements.

The lifetime pension calculation is based upon the lesser of A or B:

A)	The years of service prior to July 1, 1980, multiplied by 2% and the average salary of the best 7 of the final 12 years of service and years of service after July 1, 1980, multiplied by 2% and the average salary of the best 5 of the final 12 years of service;

less

The years of service from January 1, 1966, to July 1, 1980, multiplied by .6% and the average annual salary up to the yearly maximum pensionable earnings for the same period and years of service after July 1, 1980, multiplied by .6% and the annual salary up to the yearly maximum pensionable earnings for the same period.

B)	70% of the weighted average annual salary of the member in the 7 and 5 year periods used above.

The TPA requires that teachers contribute 5.7% on pensionable earnings up to the CPP maximum earnings, and 7.3% on pensionable earnings above the maximum. 83.5% of contributions are used to fund basic benefits and 16.5% of contributions are allocated for indexing benefits. Contributions continue until the teacher’s retirement or other termination from service. Teacher contributions for the year ended March 31, 2004, amounted to $51 million (2003 — $53 million).

Indexing benefits are not guaranteed and are paid only to the extent that one half of the pension adjustment does not result in an unfunded pension liability in TRAF.

The Government does not make contributions to TRAF during teachers’ service. By legislation, however, it is required to pay 50% of the pension disbursements and other disbursements made by TRAF as provided for in the TPA. For the year ended March 31, 2004, payments of $102 million (2003 — $91 million) were made to TRAF.

An actuarial report was completed for TRAF as of January 1, 2001, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. For the year ended March 31, 2004, the actuary provided a calculation of the Government’s liability on an indexed basis. The Government’s net liability for accounting purposes has been calculated to be

SUMMARY FINANCIAL STATEMENTS

$1,971 million as at March 31, 2004 (2003 — $1,878 million), which includes unamortized actuarial losses of $95 million (2003 — $48 million). The actuary’s calculation disclosed an actuarial loss of $51 million which will be amortized over the 13 year expected average remaining service life of the employee groups, commencing in the 2004/05 fiscal year. This actuarial loss has been combined with the actuarial loss from the January 1, 2001 actuarial report. The 2004 amortization expense was $4 million (2003 — $5 million).

C.	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA). For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April, 1995. For those elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. As at March 31, 2004, there are 116 (2003 — 119) plan members who are entitled to receive future pension benefits in accordance with the LAA.

The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served if less than five multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

An actuarial report was completed for the MLA plan as of March 31, 2003, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $32 million as at March 31, 2004 (2003 — $32 million), which includes unamortized actuarial gains of $4 million (2003 — $3 million). The March 31, 2003 report disclosed an actuarial gain of $2 million which will be amortized over the 10 year expected average remaining service life of the MLAs. This actuarial gain has been combined with the actuarial gain from the March 31, 2000 actuarial report. The 2004 combined amortization was a $0.6 million decrease to expenses (2003 — $0.4 million).

Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis, consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP while an active member of the Legislative Assembly, the Government’s contribution would be refundable.

D.	University of Manitoba

The University of Manitoba administers the University of Manitoba Pension Plan (1970), The University of Manitoba GFT Pension Plan (1986) and The University of Manitoba Pension Plan (1993). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

The University of Manitoba Pension Plan (1970) and University of Manitoba Pension Plan (1993) are both money purchase plans with a defined benefit minimum. The funding for the plans requires a matching contribution from the University and the employees. The surplus from the plans and the matching contribution is adequate to fund the plans and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act. The plans are not indexed.

As at December 31, 2003, the University of Manitoba Pension Plans had 5,119 active members (2002 — 4,902), and 846 pensioners (2002 — 789). The plans do not offer deferred pension elections.

The actuarial present value of accrued pension benefits has been determined using the projected unit credit actuarial cost method and assumptions developed by reference to expected long-term market conditions. An actuarial valuation effective December 31, 2001 was completed in 2002 by Eckler Partners Ltd., a firm of consulting actuaries. The results of this valuation have been extrapolated by Eckler Partners Ltd. to December 31, 2003. As at December 31, 2003, the University of Manitoba Pension Plan (1970) and The University of Manitoba Pension Plan (1993) were in an actuarial surplus of $1 million (2002 — $1 million) and $17 million (2002 — $4 million), respectively. The University of Manitoba cannot access this surplus and as a result, no asset has been recorded in the Province’s Summary Financial Statements.

SUMMARY FINANCIAL STATEMENTS

The University of Manitoba recognized expenses equal to its contributions of $12 million (2003 — $11 million) for the 1970 Plan and for the 1993 Plan for the fiscal year ended March 31, 2004. Employee contributions equalled the employer contributions.

The next full actuarial valuation of the plans will be as at December 31, 2003 and will be completed in 2004.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan. The University’s contributions to this plan were $1 million in 2004 (2003 — $1 million).

E.	Brandon University

The Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees. The surplus from the plan and the matching contribution is adequate to fund the plan and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act.

As at December 31, 2003, the Brandon University Retirement Plan had 458 active members (2002 — 435), 183 pensioners (2002 — 177), and 38 deferred pensioners (2002 — 37).

The actuarial present value of accrued pension benefits has been determined using the accrued benefit method prorated on service and using assumptions recommended by the actuary and approved by the Trustees. An actuarial valuation was made as at December 31, 2003 by Eckler Partners Ltd., a firm of consulting actuaries. As at December 31, 2003, the Brandon University Retirement Plan was in an actuarial surplus of $3 million (2002 — $2 million). The Brandon University cannot access this surplus and as a result, no asset has been recorded in the Province’s Summary Financial Statements.

The Brandon University recognized expenses equal to its contributions of $1 million (2003 — $1 million). Employee contributions equalled the employer contributions.

The next full actuarial valuation of the plan will be as at December 31, 2006 and will be completed in 2007.

F.	Healthcare Employees Pension Plan — Manitoba

The Healthcare Employees Pension Plan — Manitoba (HEPP) was established in 1997 to meet the retirement needs of Manitoba’s healthcare employees and their beneficiaries. Benefits accrued from January 1, 1997 are administered in accordance with the HEPP Plan Text and governing agreements. Benefits accrued up to and including December 31, 1996 are administered in accordance with previous plans. HEPP is governed by an independent, 12 member Board of Trustees representing both union and employer participants. The Trustees are responsible for the custody of the plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

HEPP is a defined benefit pension plan. The lifetime pension calculation is based on an amount equal to:

•	1.5% of a member’s highest average earnings up to the Canada Pension Plan Yearly Maximum Pensionable Earnings (YMPE), and,

•	2.0% of a member’s highest average earnings over the YMPE,

•	multiplied by a member’s years of contributory service. The highest average earnings are determined by averaging the best five years of annualized pensionable earnings in the past eleven years prior to termination, retirement or death.

SUMMARY FINANCIAL STATEMENTS

Ad hoc cost of living adjustments (COLAs) to pension benefits are reviewed every year. Members who retired on or before July 1, 2000, disabled members and deferred vested members received a 2.34% ad hoc COLA effective January 1, 2002. COLAs were not granted for year ended December 31, 2003.

As at December 31, 2003, HEPP had 34,865 active and disabled members (2002 — 33,178), 4,822 deferred vested members (2002 — 4,961), and 8,971 retired members (2002 — 8,524). There are currently 185 participating employers (2002 — 187).

The Plan Text requires that an annual actuarial valuation be performed on both a going concern basis and a solvency basis by an independent actuary. Towers Perrin, a firm of consulting actuaries, prepared the most recent actuarial valuation as at December 31, 2003, using the projected unit credit actuarial cost method. As at December 31, 2003, HEPP had a going concern actuarial surplus of $11 million (2002 — $67 million). The employers cannot access this surplus and as a result, no asset has been recorded in the Province’s Summary Financial Statements.

G.	Judges’ Supplemental Pension Plan

The supplemental pension benefit for judges was determined to be the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under the Civil Service Superannuation Act (CSSA) as described above in note 12A.

The present supplemental pension benefit for judges was effective July 1, 1992. It was based upon the first Judicial Compensation Committee report of June 7, 1991. Since that time, four successive Judicial Compensation Committees have been duly appointed and amendments have been implemented to the supplemental benefits available under the Judges’ Supplemental Pension Plan.

The current supplemental pension, including amendments introduced by the most recent Judicial Compensation Committee, is summarized as follows:

•	The supplemental pension plus the pension provided under the CSSA results in an accrual rate of 3.00% for each year of service as a judge,

•	A cap of 70% of earnings on the combined judge’s supplemental pension and Civil Service Superannuation Pension,

•	The overall limit that the judge’s supplemental service not exceed 23.5 years.

As at March 31, 2004, there are 61 (2003 — 57) plan members who are entitled to receive future pension benefits in accordance with the plan.

An actuarial report was completed for the Judges’ Supplemental Pension Plan as at March 31, 2003, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s liability for accounting purposes has been calculated to be $21 million as at March 31, 2004 (2003 — $19 million).

H.	Winnipeg Child and Family Services Employee Benefits Retirement Plan

The Winnipeg Child and Family Services Employee Benefits Retirement Plan (the WCFSP) was established effective December 29, 2003. The WCFSP applies to employees of the former Winnipeg Child and Family Services who transferred to the Department of Family Services and Housing and the terms apply to those who retire or terminate employment on or after December 29, 2003. These employees were previously members of the United Way Agencies’ Employee Benefits Retirement Plan (UWARP). Under a Special Pension Transfer Agreement, the services and benefits earned by those employees were transferred from UWARP to the WCFSP.

At March 31, 2004, the WCFSP had 562 active members, 129 pensioners and 69 deferred pensioners.

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service.

SUMMARY FINANCIAL STATEMENTS

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum.

The employer is required to make monthly contributions actuarially determined to provide for the normal cost of the benefits accruing to members and to provide for the proper amortization of any unfunded liability or solvency deficiency. Currently that contribution has been established at an amount equal to employee contributions. In addition, the Government will be required to make a one-time payment to cover an estimated solvency deficiency of $1.9 million. This amount has been accrued in these statements. With this one-time payment, the plan is expected to be fully funded as at March 31, 2004.

The WCFSP will reflect the pension benefits earned by its members for service until June 27, 2004. No further pensionable service entitlements will accrue in the WCFSP after June 27, 2004. Subsequent to June 27, 2004, the active members of the WCFSP will become members of the Civil Service Plan (CSP) and will begin earning pension benefit entitlements under the CSP. The pension benefits for all future service of the former WCFSP members will accrue under the CSP.

13.	AMOUNTS HELD IN TRUST

The Government held certain fiduciary trusts for investment or administration at March 31, 2004, totalling $399 million (2003 — $455 million). Such deposits are pooled with other available funds of the Government for investment purposes and are accorded a market rate of interest.

The Government also provides a safekeeping service for various departments, agencies, boards and commissions. In this capacity, it held custodial trust funds in the form of bonds and other securities at March 31, 2004 totalling $125 million (2003 — $138 million).

The Civil Service Superannuation Fund, University of Manitoba Pension Plans and Brandon University Retirement Plan have been established by legislation to administer various pension and insurance trust funds to which the Government reporting entity contributes but over which the Government reporting entity has no power of appropriation. The total assets as at December 31st are as follows:

	($ millions)
	2003	2002
Civil Service Superannuation Fund	2,758	2,422
University of Manitoba Pension Plans	846	751
Brandon University Retirement Plan	77	70

	3,681	3,243

14.	DEBT SERVICING

Debt servicing costs of $561 million (2003 — $494 million) are net of cost recoveries and interest income of $878 million for the year ended March 31, 2004 (2003 — $955 million), which includes $530 million as at March 31, 2004 (2003 — $582 million) from Government enterprises. Government enterprises debt servicing costs of $497 million (2003 — $489 million) are reported on Schedule 3.

15.	WATER POWER RENTALS

Water power rental revenue from the Manitoba Hydro-Electric Board (Hydro), in the amount of $65 million (2003 — $97 million), is included in the Summary Statement of Revenue and Expense under the Manitoba Collections category. These rentals are paid for the use of water resources in the operation of Hydro’s hydroelectric generating stations. Water rental rates during the year were $3.34 per megawatt hour (MW.h) (2003 — $3.34 per MW.h).

SUMMARY FINANCIAL STATEMENTS

16.	GUARANTEE FEES

Hydro remits guarantee fees to the Government based on the Hydro debt that the Province guarantees on their behalf. The guarantee fees paid by Hydro for the year ended March 31, 2004 were $70 million (2003 — $74 million).

17.	REVENUE FROM GOVERNMENT ENTERPRISES

Under the Workplace Safety and Health Act of Manitoba, The Workers’ Compensation Board supports the administrative expenses incurred by the Department of Labour and Immigration for The Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2004 was $6 million (2003 — $6 million).

The Manitoba Lotteries Corporation provided $2 million in funding for the year ended March 31, 2004 (2003 — $2 million) to the Addictions Foundation of Manitoba for problem gambling services programming. Hydro paid Corporation Capital Tax of $33 million for the year ended March 31, 2004 (2003 — $33 million).

18.	PURCHASE OF WINNIPEG HYDRO

The Purchase of Winnipeg Hydro Act received Royal Assent on August 9, 2002. In the 2003 fiscal year, the Manitoba Hydro-Electric Board entered into an agreement with the City of Winnipeg to purchase all of the net assets of Winnipeg Hydro. The consideration principally consisted of annual payments to the City of Winnipeg of $25 million per annum in years 2002 to 2006, $20 million per annum in years 2007 to 2010, and $16 million per annum in year 2011 and each year thereafter. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million.

19.	THE PROVINCIAL-MUNICIPAL TAX SHARING ACT

The municipal share of individual and corporation income taxes, which is collected through the Government of Canada and remitted by the Province of Manitoba to municipalities in accordance with The Provincial-Municipal Tax Sharing Act, is not recorded as revenue or expense. It is reflected as a reduction in individual and corporation income tax revenues. This amounted to $80 million for the year ended March 31, 2004 (2003 — $78 million). The Province has accrued a liability of $21 million (2003 — $21 million) for the municipal share of individual and corporate income taxes for the first quarter of 2004.

20.	AMOUNTS DUE TO THE FEDERAL GOVERNMENT

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal Accounting Error for the period of 1997 to 1999 was a $91 million loan payable owing to the Federal Government over a ten-year period commencing in 2004/05. As at March 31, 2004, this loan payable has been reduced to $89 million by offsetting an adjustment to unapplied taxes.

To offset negative adjustments to the 2004 Equalization payments, the Federal Government provided a net loan payable to the Province of $38 million. Repayment of this loan payable is scheduled to begin in April, 2005 and continue over a five year period. Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Federal Government provided a net loan payable to the Province of $9 million. Repayment of this loan payable is scheduled to begin in April, 2005 and continue over a five year period.

21.	FOREIGN EXCHANGE RISK

The Province of Manitoba recognizes that currency risks can be inherent to normal business operations. The Province’s general philosophy is to minimize any foreign currency risks associated with capital market activities. The Province uses derivative instruments such as swaps and forward foreign exchange contracts as well as uses

SUMMARY FINANCIAL STATEMENTS

US dollar sinking funds to hedge these risks. Derivatives must be related to specific underlying liability or investment requirements and are not used for activities such as trading, speculation, leveraging or any other activities that are not related to the Province’s normal business activities. The current portfolio of foreign debt is fully hedged through the use of derivative instruments and US dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $89 million (2003 — $81 million). In accordance with the Province’s accounting policies reflected in Notes 1(E)2 and (E)4, the balance of the unamortized foreign exchange fluctuation account will be charged to debt servicing expense over the remaining term of the related debt. The Canadian dollar equivalent of the aggregate amount, by major currency, estimated to be required in each of the next five years and thereafter to meet sinking fund or retirement provisions for the foreign denominated debt is disclosed in Schedule 6.

In accordance with the Manitoba Hydro-Electric Board’s (Hydro) Exposure Management Program, revenues used as hedges are firm US dollar export revenues which are translated at the historical book value exchange rates of the respective US dollar denominated debt obligations to which the firm revenues are linked and for which they, together, form an effective hedge. For purposes of bridging the timing of US dollar denominated debt maturities and the US dollar revenue streams used to hedge those debt maturities, Hydro utilizes US dollar sinking funds.

22.	CANADIAN BLOOD SERVICES

Most provinces including Manitoba are members of and provide funding to Canadian Blood Services, which operates the Canadian blood system. The March 31, 2003 audited financial statements indicate that a wholly owned subsidiary — CBS Insurance Company Limited provides for the contingent liabilities for risks related to operation of the blood system. The actuarially determined provision for future insurance claims — reported and unreported related to insured events that occurred prior to March 31, 2003 is $135 million. The related assets as at March 31, 2003 total $171 million. The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, as at March 31, 2003, the Province of Manitoba’s share of the provision for future claims is offset with designated assets which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2003. March 31, 2004 numbers are not available for comparison.

23.	COMPARATIVE FIGURES

Certain of the 2003 financial statement figures have been reclassified to be consistent with the 2004 presentation.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 1

SUMMARY STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2004

	($ millions)
	2004	2003
TAXATION REVENUE:
Corporation capital tax	1	2
Corporation income tax	54	48
Gasoline tax	14	14
Health and education levy	24	23
Individual income tax	114	107
Insurance corporation tax	13	12
Motive fuel tax	7	7
Retail sales tax	109	104
Revenue Act, 1964, part 1	7	8
Tobacco tax	17	15

	360	340

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Canada health and social transfer	1	17
Municipal corporations	57	58
Provincial and territories	16	10
Shared cost programs/agreements	129	124
Other	8	4

	211	213

INTEREST:
Province of Manitoba sinking fund	48	59
Other investments	11	11

	59	70

OTHER:
Health and social services	52	44
Liquor Control Commission	10	12
Manitoba Hydro-Electric Board	9	12
Manitoba Lotteries Corporation	4	4
Morris MacDonald School Division	1	1
Sundry departmental revenue	57	47
Other	89	87

	222	207

	852	830
Less: Allowances	106	100

	746	730

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 2

SUMMARY STATEMENT OF LOANS AND ADVANCES

As at March 31, 2004

	($ millions)
	2004	2003
GOVERNMENT ENTERPRISES:
Liquor Control Commission	5	5
Manitoba Hydro-Electric Board	6,493	6,375
Manitoba Lotteries Corporation	173	174

	6,671	6,554

OTHER:
Loans and Mortgages — Note 1	670	602
Hudson Bay Mining and Smelting Co. Ltd — Note 2	20	21
Manitoba Potash Corporation — Note 3	3	3
Manitoba student loans — Note 4	19	12
Regional family services agencies — Note 5	8	7
Rural economic development initiatives program — Note 6	3	3
Treaty Indian fuel tax	1	1
Other	3	4

	727	653
Less: Valuation allowance	101	79

	626	574

	7,297	7,128
Less: Sinking funds provided for repayment of applicable debt	728	976

	6,569	6,152
Less: Debt incurred for and repayable by the Manitoba-Hydro Electric Board and Manitoba Lotteries Corporation	5,937	5,573

NET LOANS AND ADVANCES	632	579

The government enterprises loans and advances portfolio is due in varying annual amounts to the year 2042, bearing interest rates from nil to 13.375%
Note 1
Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2032, bearing interest rates ranging from 2.25% to 14.5%.	360	304
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2024, bearing interest rates ranging from 0.0% to 13.5%.	172	176
Business development assistance loans, due in varying annual amounts to the year 2013, bearing interest rates ranging from nil to 9.875%.	111	97
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2008, bearing interest rates ranging from 3.25% to 6.75%.	27	25

	670	602

Note 2 — environmental improvement loan, due in varying amounts to the year 2008, bearing no interest and guaranteed with an irrevocable letter of credit.
Note 3 — advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less 3/4%.
Note 4 — student loans, payment and interest free until 6 to 12 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 2.5%.
Note 5 — advances to provide family services agencies with interim funding to meet daily operating expenses related to providing services, to be repaid when no longer required, bearing no interest.
Note 6 — Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing no interest.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 3

GOVERNMENT ENTERPRISES
SCHEDULE OF SUMMARY OPERATING RESULTS AND FINANCIAL POSITION
For the Year Ended March 31, 2004
($ millions)

				Resource	Total	Total
	Utility	Insurance	Finance	Development	2004	2003
RESULTS OF OPERATIONS
Revenues from operations	1,781	993	1,056	—	3,830	3,802

Expenses: From operations	1,730	975	638	1	3,344	2,837
Debt servicing	487	—	10	—	497	489

Total expenses	2,217	975	648	1	3,841	3,326

Net income	(436)	18	408	(1)	(11)	476
Transfers to the government	—	—	(409)	—	(409)	(635)

Net increase (decrease) in equity in government enterprises	(436)	18	(1)	(1)	(420)	(159)

FINANCIAL POSITION
Assets:
Cash and temporary investments	6	89	34	1	130	210
Amounts receivable	378	226	20	—	624	609
Portfolio investments	—	2,071	—	2	2,073	1,847
Capital assets	7,262	42	180	—	7,484	7,262
Pension assets	556	—	—	—	556	457
Other assets	712	103	79	—	894	1,225

Total assets	8,914	2,531	313	3	11,761	11,610

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	998	422	82	—	1,502	1,519
Long-term debt: Owing to the government	5,808	—	178	1	5,987	5,634
Owing to others	867	—	1	—	868	867
Provision for future benefits: Pension obligations	507	90	43	—	640	560
Future cost of existing claims	—	1,815	—	—	1,815	1,661

Total liabilities	8,180	2,327	304	1	10,812	10,241

Equity in government enterprises	734	204	9	2	949	1,369

*	For enterprises whose fiscal year is prior to March 31, the amounts reflected are as at their fiscal year end.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 4

SUMMARY STATEMENT OF LONG-TERM INVESTMENTS

As at March 31, 2004

	($ millions)
	2004	2003
OTHER INVESTMENTS, AT COST
Common shares —
Manitoba Potash Corporation — 490,000 shares	5	5
Preferred shares —
3863620 Canada Limited — 11,000,000 shares	11	11
Special shares —
Crocus Investment Fund — 2,000,000 shares	2	2
Debentures —
Municipalities	2	2
Profit sharing agreement —
Hudson Bay Mining and Smelting re: Ruttan Mine	11	11
Other —
Limited partnership investments	9	9

	40	40
Less: Valuation allowance	33	33

	7	7

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 5

SUMMARY STATEMENT OF TANGIBLE CAPITAL ASSETS
For the Year Ended March 31, 2004
($ millions)

					Machinery	Construction	Computer
				Aircraft	Equipment	and	Hardware		Assets
				and	and	Maintenance	and	Leasehold	Under	Totals
	Land	Buildings	Vehicles	Vessels	Furniture	Equipment	Software	Improvements	Construction	2004	2003
Opening Cost (*)	52	1,901	85	48	667	58	383	24	212	3,430	3,180
Add:
Additions during the year	2	199	12	10	63	5	44	6	(27)	314	270
Assets acquired in prior years (**)	2	4	—	—	—	—	—	—	—	6	12

Less:
Disposals during the year	—	(4)	(7)	—	(13)	(1)	(22)	—	(3)	(50)	(22)
Land capitalization adjustment	—	—	—	—	—	—	—	—	—	—	(6)

Closing Cost	56	2,100	90	58	717	62	405	30	182	3,700	3,434

Accumulated Amortization
Opening (*)	—	878	44	27	473	38	192	7	—	1,659	1,306
Add:
Amortization	—	47	9	3	43	2	32	3	—	139	130
Assets acquired in prior years (**)	—	3	—	—	—	—	—	—	—	3	12

Less:
Accumulated amortization on disposals	—	(4)	(6)	—	(13)	(1)	(22)	—	—	(46)	(15)

Closing Accumulated Amortization	—	924	47	30	503	39	202	10	—	1,755	1,433

Net Book Value of Tangible Capital Assets	56	1,176	43	28	214	23	203	20	182	1,945	2,001

*	Opening numbers have been restated for devolved entity and for restatement of Manitoba Housing and Renewal Corporation (Note 4A).
**	During the year, assets with a total net book value of $3 million, acquired in prior fiscal years (Note 4A) were identified and recorded. (2003 — $NIL million NBV)
**	During the year the Province capitalized $0.5 million of interest relating to assets under construction. (2003 — $0.9 million)

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 6

SUMMARY STATEMENT OF BORROWINGS
As at March 31, 2004
($ millions)

	Bonds and Debentures		Canada Pension Plan	Loans and Mortgages	Promissory Notes and Treasury Bills	Totals
Fiscal Year of Maturity	Cdn	US	Cdn	Cdn	Cdn	2004	2003
2004	—	—	—	—	—	—	2,881
2005	1,240	—	119	—	440	1,799	1,278
2006	1,480	265	126	—	—	1,871	1,744
2007	1,157	655	150	—	—	1,962	1,946
2008	1,293	—	90	—	—	1,383	1,218
2009	2,016	323	106	—	—	2,445	1,388

2004-2009	7,186	1,243	591	—	440	9,460	10,455

2010-2014 Operating Fund	2,469	1,025	396	—	—	3,890	3,332
2015-2024 Operating Fund	2,842	917	15	—	—	3,774	3,703
2025-2043 Operating Fund	1,916	—	—	—	—	1,916	1,916
2005-2015 Government of Canada	—	—	—	136	—	136	—
2005-2018 Government Enterprises	—	—	—	316	—	316	—
2004-2043 Crown Organizations	70	—	—	300	—	370	409

2010-2043	7,297	1,942	411	752	—	10,402	9,360

Total borrowings	14,483	3,185	1,002	752	440	19,862	19,815

Reduced by:
Unamortized debt issue costs	(16)	(6)	—	—	—	(22)	(25)
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents	(1,798)	—	—	—	—	(1,798)	(1,980)

	12,669	3,179	1,002	752	440	18,042	17,810

	March 31/04	March 31/03
	Cdn $ Valuation	Cdn $ Valuation
	(See Note)	(See Note)
Borrowings payable in:
Canadian dollars	13,465	12,222
Foreign issues hedged to Canadian dollars	3,211	3,349
U.S. dollars	2,228	3,305
Foreign issues hedged to U.S. dollars	958	939

Total borrowings	19,862	19,815

Note 1:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note 2:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.
Note 3:	Interest rates on these borrowings fall into one of three categories:
i)	Fixed with rates ranging from 2.96% to 14.06%.
ii)	Floating Canadian — Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.93% and the highest set at 2.29% as at March 31, 2004.
iii)	Floating U.S. — U.S. Dollar LIBOR (London Interbank Offering Rate) setting, established quarterly, with the lowest rate currently set at 1.21% and the highest set at 1.43% as at March 31, 2004.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 7

SUMMARY STATEMENT OF ACCOUNTS PAYABLE,
ACCRUED CHARGES, PROVISIONS AND DEFERRALS

As at March 31, 2004

	($ millions)
	2004	2003
Accounts payable	632	706

Accrued charges:
Interest accrued on borrowings and trust funds	230	239

Other accrued liabilities:
Canadian Farm Income Program	7	30
Canadian Agricultural Income Stabilization	52	—
Community Access Program	—	2
Compensation for Victims of Crime	18	18
Disaster assistance	3	2
Flood claims	15	43
Hepatitis C assistance	7	8
Land acquisition claims	2	2
Manfor Ltd. divestiture	2	2
Net Income Stabilization Account Program (NISA)	2	23
Provision for housing renovations	—	7
Ruttan Mines clean-up	5	5
Salaries and benefits	557	480
Tripartite Land Assembly Program	3	3
Other	4	9

	677	634

Provision for future losses on guarantees	20	17

Deferred Revenue
Government of Canada — Advances re: Shared Cost Programs Not Yet Claimed	121	87
Vehicle Registration	34	31
Research and Special Funds	100	107
Deferred Contributions Related to Future Expense	30	43
Tuition and Education Fees	12	9
Other	34	40

	331	317

	1,890	1,913

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 8

FUNDS, ORGANIZATIONS AND ENTERPRISES
COMPRISING THE GOVERNMENT REPORTING ENTITY

CONSOLIDATED FUND:

OPERATING FUND AND SPECIAL FUNDS:

Abandonment Reserve Fund
Debt Retirement Fund
Farm Machinery and Equipment Act Fund
Fiscal Stabilization Fund
Land Titles Assurance Fund
Manitoba Law Reform Commission
Mining Community Reserve
Mining Rehabilitation Reserve
Pension Assets Fund
Quarry Rehabilitation Reserve
Veterinary Science Scholarship Fund
Victims Assistance Fund

CROWN ORGANIZATIONS:

Addictions Foundation of Manitoba
Assiniboine Community College
Board of Administration under the Embalmers and Funeral Directors Act
Brandon University
CancerCare Manitoba
Centre culturel franco-manitobain
Child and Family Services of Central Manitoba
Child and Family Services of Western Manitoba
Communities Economic Development Fund
Cooperative Loans and Loans Guarantee Board
Cooperative Promotion Board
Council on Post-Secondary Education
Crown Corporations Council
Economic Innovation and Technology Council
General Child and Family Services Authority
Helen Betty Osborne Foundation
Horse Racing Commission
Insurance Council of Manitoba
Keewatin Community College
Legal Aid Services Society of Manitoba
Manitoba Adolescent Treatment Centre Inc.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 8 (cont’d)

Manitoba Agricultural Credit Corporation
Manitoba Arts Council
Manitoba Boxing Commission
Manitoba Centennial Centre Corporation
Manitoba Community Services Council Inc.
Manitoba Crop Insurance Corporation
Manitoba Development Corporation
Manitoba Film and Sound Recording Development Corporation
Manitoba Floodway Expansion Authority Inc.
Manitoba Foundation
Manitoba Gaming Control Commission
Manitoba Habitat Heritage Corporation
Manitoba Health Research Council
Manitoba Health Services Insurance Plan
Manitoba Hospital Capital Financing Authority
Manitoba Housing and Renewal Corporation
Manitoba Trade and Investment Corporation
Manitoba Water Services Board
Public Schools Finance Board
Red River College
Regional Health Authorities (Devolved Facilities)
Assiniboine Regional Health Authority Inc.
Brandon Regional Health Authority Inc.
Burntwood Regional Health Authority Inc.
Churchill RHA Inc.
Interlake Regional Health Authority
NOR-MAN Regional Health Authority Inc.
North Eastman Health Association Inc.
Parkland Regional Health Authority Inc.
Regional Health Authority — Central Manitoba Inc.
South Eastman Health/Santé Sud-Est Inc.
Winnipeg Regional Health Authority
Rehabilitation Centre for Children Inc.
Special Operating Agencies Financing Authority
Civil Legal Services
Companies Office
Fleet Vehicles Agency
Food Development Centre
Industrial Technology Centre

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 8 (cont’d)

Land Management Services
Mail Management Agency
Manitoba Education, Research and Learning Information Networks (Merlin)
Manitoba Securities Commission
Manitoba Text Book Bureau
Materials Distribution Agency
Office of the Fire Commissioner
Organization and Staff Development
Pineland Forest Nursery
The Property Registry
The Public Trustee
Vital Statistics Agency
University of Manitoba
Venture Manitoba Tours Ltd.
4719671 Manitoba Ltd. — Manitoba Opportunities Fund

GOVERNMENT ENTERPRISES: (Schedule 3) (Note 5)

Utility:
Manitoba Hydro-Electric Board

Insurance:
Manitoba Public Insurance Corporation Workers Compensation Board

Finance:
Liquor Control Commission Manitoba Lotteries Corporation Manitoba Product Stewardship Corporation

Resource Development:
Leaf Rapids Town Properties Ltd. Manitoba Hazardous Waste Management Corporation

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 9

RECONCILIATION OF OPERATING FUND BUDGETARY BALANCE
TO SUMMARY NET INCOME

As at March 31, 2004

	($ millions)
		2003-04
		Operations		2003-04	2002-03
	2003-04	per Entity	Adjustments	Summary	Summary
	Summary	Financial	on	Net Income	Net Income
	Budget	Statements	Consolidation	(loss)	(loss)
OPERATING FUND AND SPECIAL FUNDS
Operating Fund and Special Funds	64	(85)	2	(83)	82

CROWN ORGANIZATIONS
Assiniboine Community College	—	—	—	—	1
CancerCare Manitoba	—	(1)	(1)	(2)	8
Brandon University	—	(1)	(1)	(2)	—
Child and Family Services of Western Manitoba	(1)
Keewatin Community College	—	1	—	1	—
Manitoba Agricultural Credit Corporation	—	(10)	—	(10)	—
Manitoba Arts Council	—	—	—	—	(1)
Manitoba Crop Insurance Corporation	(29)	50	—	50	4
Manitoba Habitat Heritage Corporation	—	—	—	—	1
Manitoba Housing and Renewal Corporation	—	1	(1)	—	—
Manitoba Water Services Board	—	—	—	—	(1)
Public Schools Finance Board	—	4	2	6	1
Red River College	—	2	24	26	6
Regional Health Authorities	—	—	(1)	(1)	6
Special Operating Agencies Financing Authority	(8)	16	(13)	3	3
University of Manitoba	—	54	(27)	27	52
Venture Manitoba Tours	—	—	—	—	2

TOTAL CROWN ORGANIZATIONS	(38)	116	(18)	98	82

GOVERNMENT ENTERPRISES
Leaf Rapids Town Properties Ltd.	—	(1)	—	(1)	—
Manitoba Hazardous Waste Management Corporation	—	—	—	—	(4)
Manitoba Liquor Control Commission	173	—	174	174	166
Manitoba Hydro — Electric Board	71	(436)	—	(436)	71
Manitoba Lotteries Corporation	260	—	235	235	266
Manitoba Product Stewardship Corporation	—	(1)	—	(1)	(1)
Manitoba Public Insurance Corporation	24	37	—	37	(22)
Workers Compensation Board	—	(19)	—	(19)	—

	528	(420)	409	(11)	476
Less: Adjustments on Consolidation	(485)	—	(409)	(409)	(635)

TOTAL GOVERNMENT ENTERPRISES (Schedule 3)	43	(420)	—	(420)	(159)

NON-DEVOLVED HEALTH CARE FACILITIES EMPLOYEE FUTURE BENEFITS	—	(17)	—	(17)	(6)

PENSION LIABILITY INCREASE	(179)	(184)	2	(182)	(183)

TOTAL SUMMARY NET LOSS	(110)	(590)	(14)	(604)	(184)

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 10

RECONCILIATION OF OPERATING FUND ACCUMULATED DEFICIT
TO SUMMARY ACCUMULATED DEFICIT

As at March 31, 2004

	($ millions)
	Accumulated	2003-04	Adjustments to	Accumulated
	Surplus	Summary	Accumulated	Surplus
	(Deficit)	Net Income	Surplus	(Deficit)
	March 31, 2003	(loss)	(Deficit)	March 31, 2004
OPERATING FUND AND SPECIAL FUNDS
Operating Fund and Special Funds	(6,475)	(83)	(791)	(7,349)

CROWN ORGANIZATIONS
Addictions Foundation of Manitoba	4	—	—	4
Assiniboine Community College	9	—	1	10
Brandon University	41	(2)	—	39
CancerCare Manitoba	43	(2)	2	43
Child and Family Services of Western Manitoba	1	—	—	1
Communities Economic Development Fund	1	—	(1)	—
Economic Innovation and Technology Council	1	—	(1)	—
Keewatin Community College	4	1	—	5
Manitoba Adolescent Treatment Centre	2	—	—	2
Manitoba Agricultural Credit Corporation	3	(10)	—	(7)
Manitoba Arts Council	(1)	—	1	—
Manitoba Crop Insurance Corporation	291	50	—	341
Manitoba Development Corporation	4	—	(1)	3
Manitoba Gaming Control Commission	2	—	—	2
Manitoba Habitat Heritage Corporation	2	—	2	4
Manitoba Health Services Insurance Plan	(1)	—	2	1
Manitoba Water Services Board	(1)	—	—	(1)
Public Schools Finance Board	(4)	6	—	2
Red River College	20	26	13	59
Regional Health Authorities	214	(1)	46	259
Rehabilitation Centre for Children	—	—	1	1
Special Operating Agencies Financing Authority	51	3	—	54
University of Manitoba	331	27	15	373
Venture Manitoba Tours	5	—	—	5
Winnipeg Child and Family Services	(1)	—	1	—

	1,021	98	81	1,200

GOVERNMENT ENTERPRISES
Leaf Rapids Town Properties Ltd.	2	(1)	—	1
Liquor Control Commission	—	174	(174)	—
Manitoba Hazardous Waste Management Corporation	1	—	—	1
Manitoba Hydro — Electric Board	1,170	(436)	—	734
Manitoba Lotteries Corporation	5	235	(235)	5
Manitoba Product Stewardship Corporation	5	(1)	—	4
Manitoba Public Insurance Corporation	111	37	—	148
Workers Compensation Board	75	(19)		56

	1,369	(11)	(409)	949
Adjustments on Consolidation	—	(409)	409	—

	1,369	(420)	—	949

NON-DEVOLVED HEALTH CARE FACILITIES	77	—	—	77

NON-DEVOLVED HEALTH CARE FACILITIES DEBENTURES	—	—	24	24
EMPLOYEE FUTURE BENEFITS	(75)	(17)	—	(92)

PENSION LIABILITY	(3,411)	(182)	22	(3,571)

TOTAL SUMMARY BALANCES	(7,494)	(604)	(664)	(8,762)

Note — Differences may result from rounding

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 11

SUMMARY STATEMENT OF EXPENSE BY TYPE

For the Year Ended March 31, 2004

	($ millions)
	2004	2003
Personnel Services	2,730	2,447
Grants/Transfer Payments	2,959	2,987
Transportation	104	96
Communications	62	45
Supplies and Services	828	748
Social Assistance Related	647	617
Other Operating	493	396
Debt Servicing — Provincial Departments	409	416
— Crown Organizations	152	78
Minor Capital	36	35
Amortization of Tangible Capital Assets	139	130

	8,559	7,995

SCHEDULE 12

SUMMARY STATEMENT OF NET DEBT

For the Year Ended March 31, 2004

	($ millions)
	2004	2003
Accumulated deficit, end of year	8,762	7,494
Tangible capital assets	1,945	2,001
Deferred charges for non-devolved health care facilities	121	133
Assets of non-devolved health care facilities	805	775

	11,633	10,403

Less:
Liabilities of non-devolved health care facilities	728	698

SUMMARY NET DEBT	10,905	9,705

Note: Net debt is the excess of liabilities over financial assets. Tangible capital assets, deferred charges and net assets of non-devolved health care facilities are not considered to be financial assets since they cannot be immediately converted into cash to pay down liabilities. Net debt represents how much the government would have to borrow in total, after liquidating its financial assets, in order to pay all of its liabilities.